EXHIBIT 99.1
PVH Corp. Completes Sale of Heritage Brands to Authentic Brands Group
Transaction includes IZOD, VAN HEUSEN, ARROW and Geoffrey Beene

NEW YORK -- (BUSINESS WIRE) — August 2, 2021 -- PVH Corp. [NYSE: PVH] , parent company of Calvin Klein and TOMMY HILFIGER, announced today it has completed its previously announced sale of certain intellectual property and other assets of its Heritage Brands business to Authentic Brands Group (ABG). The cash purchase price for the transaction, which includes the IZOD, Van Heusen, ARROW and Geoffrey Beene trademarks and certain related inventories and other assets, was $223 million, subject to adjustment.

Stefan Larsson, Chief Executive Officer, PVH Corp., commented, “PVH is entering a new growth chapter, executing against our accelerated recovery priorities and with clear focus on unlocking the full potential of our iconic, global growth brands, Calvin Klein and TOMMY HILFIGER. We also believe that ABG is well positioned to further develop and support our former Heritage Brands for future success.”
Mr. Larsson continued: “On behalf of PVH, I want to thank everyone who has been a part of the Heritage Brands team over the years, helping us become the strong, global company we are today.”
PVH will continue to own and operate the intimates and underwear businesses, led by Warner’s, as well as continue to operate its dress shirt and neckwear business, including under the brands being sold pursuant to a license from ABG.
PJ Solomon is serving as exclusive financial advisor to PVH on the transaction. Wachtell, Lipton, Rosen & Katz is acting as legal advisor.
About PVH Corp.

PVH is one of the world’s largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That’s the Power of Us. That’s the Power of PVH.

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PVH Corp.
Cindy Leggett-Flynn
EVP, Global Communication
908-255-7159 (m)
communications@pvh.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to PVH Corp.’s (the “Company”) future plans objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) potential adverse reactions or changes to business relationships resulting from the completion of the transaction; (iii) unexpected costs, charges or expenses resulting from the transaction; (iv) litigation relating to the transaction; (v) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.